Exhibit 99.1

November 1, 2018

Dear Shareholder:

Enclosed (unless you have direct deposit) is your November 1, 2018, dividend of $0.09 per common share. In considering the dividend payout, your management and board continue to balance the retention of capital for growth and return to you, our shareholder, in dividends, but also return in increasing value. Our stock closed at $24.09 on September 30, 2018 compared to $22.34 on September 30, 2017. This is an increase of 7.8% in value over last year. By comparison, the KBW NASDAQ Bank Index was up 5.8% for this same period.

We are very pleased to also report that we closed on the acquisition of United Community Bank (UCB) on September 14, 2018 and we completed the conversion of the accounts over that weekend. This $541 million acquisition takes the company over the $2.0 billion in asset threshold and it is the first time that we have crossed state lines as we have entered into the states of Indiana and Kentucky. We personally welcome the former UCB shareholders and employees to the Civista family.

Preliminary earnings for the company for the first three quarters of 2018 were $10.0 million, or $0.85 per diluted share, available to common shareholders. This includes approximately $7.2 million in expense related to the acquisition. Net interest income – what we make taking deposits and making loans – for the first nine months of 2018 was $45.4 million compared to $39.9 million in 2017. This is a 13.6% increase, year-over-year. This increase has primarily been driven by organic loan growth, and is also a result of our positioning the balance sheet of the company to take advantage of increasing rates.

For the first nine months, we also saw an increase in noninterest income of 4.6% compared to the prior year. While growth in service charges have tended to be flat, nearly all other categories have increased nicely, including wealth management, which is up approximately 14.7% compared to 2017.

Overall operating expenses were up $9.8 million, or 27.1% over last year, but the bulk of that expense, approximately $7.2 million, as mentioned earlier, is one-time expense related to the UCB acquisition.

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We remain focused on the UCB integration and on growing the bank. We value relationships and we seek to provide financial wellness and make a difference in the communities that we serve for the benefit of all our customers, employees and shareholders.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller Chairman of the Board	Dennis G. Shaffer CEO and President

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.